Exhibit 4.70
SPA for J&R MUSIC LLC. And Ya-Tsen Lin— Execution Copy
SHARE PURCHASE AGREEMENT

J&R MUSIC LLC.
Ya-Tsen Lin
— and —
GIGAMEDIA CHINA LIMITED

JULY 5th, 2007

1

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is entered into and made by and among the following parties:
     J&R Music LLC. And Ya-Tsen Lin (“Selling shareholders”);
     GIGAMEDIA CHINA LIMITED, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Purchaser”).
     WHEREAS,
     (i) T2CN Holding Limited (the “Company”) is a limited liability company duly organized and existing under the laws of the British Virgin Islands,;
     (ii) The Selling shareholders totally hold 300,000 Ordinary Shares, and
     (iii) The Selling shareholders wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Selling shareholders, a total of 3,00,000 Ordinary Shares (the “Purchase Shares”), subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
     Unless otherwise defined in this Agreement or the November 25, 2006 Shareholders’ Agreement, capitalized terms used herein shall have the following meanings:
     “GIGAMEDIA” means GigaMedia Limited, a company listed on the NASDAQ and the parent company of the Purchaser.
     “Ordinary Shares” means the ordinary shares of the Company, par value US$0.01 per share.
SECTION 2 AGREEMENT TO PURCHASE AND SALE
     2.1 Agreement to Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase for a price as ascertained in Section 2.2 hereof Purchase Shares from Selling shareholders;
     2.2 Purchase Price. The total purchase price for the Selling shareholders (“Purchase Price”) shall be the purchase price per Purchase Share multiplying by the number of the Purchase Shares to be sold by such Selling shareholders, and the purchase price per Purchase Share shall be US$0.7
     2.3 Payment of the Purchase Price. The Purchase Price shall be paid by the Purchaser in the following installment to the relevant accounts designated by the Selling shareholders in writing, which designation shall be instructed to the Purchaser one (1) day prior to the respective dates of payment specified herein:
     Subject to the terms and conditions under this Agreement, the payment of US$ 210,000 (“Installment”) shall be paid at the Closing in cash.
SECTION 3 CLOSING; DELIVERY
     3.1 Closing. The transfer of the Purchase Shares (the “Closing”) shall take place at the offices of the Company, 12th Floor, Xingyuan Technology Plaza, No. 418 Guiping Road, Shanghai 200233, China, on or before July 30th, 2007 (the “Closing Date”), or at such other place and time as the parties hereto may mutually agree. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Selling shareholders in respect of any and all Purchase Shares if any) shall be transferred from the Selling shareholders to the Purchaser.
     3.2 Delivery at the Closing. At the Closing, the Selling shareholders shall deliver the following items to the Purchaser:
                (i) The total Purchase Shares, together with duly issued share certificates of the total Purchase Shares in the name of the Purchaser;
                (ii) A compliance certificate, signed by the director of Selling shareholders certifying that all the representations and warranties of the Selling shareholders hereunder are true, correct and complete, and all the conditions hereunder have been fulfilled;
                At the Closing, the Purchaser shall pay the Installment to the Selling shareholders against receipt of all deliverables under items (i) through (ii) of Section 3.2 hereof. On the date of receipt of the Installment, the Selling shareholders shall issue a written receipt acknowledging such receipt to the Purchaser.

SECTION 4 MISCELLANEOUS
     4.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.
     4.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction.
     4.3 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall be settled through consultations among the Parties, and if the parties hereto cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the Hong Kong International Arbitration Center for arbitration in accordance with the UNCIRTAL Arbitration Rules then in force.
     4.4 Costs and Expenses. Each of the parties hereto shall pay all its own costs and expenses incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained.
     4.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:

(a)	If to the Selling shareholders,

to:

J&R MUSIC LLC. And Ya-Tsen Lin
Address:
Facsimile:
Telephone:
Attention: Mr. J&R MUSIC LLC.

(d)	If to the Purchaser, to:

GIGAMEDIA CHINA LIMITED
Address: 14th Floor, 122 Tunhwa North Road, Taipei 10595, Taiwan R.O.C.

Facsimile: 886-2-8770-7576
Telephone:886-2-8770-7966
Attention: Ms. Jennifer Tseng, General Counsel
or, in each case, at such other address as may be specified in writing to the other parties in accordance with the requirements of this Section 10.5. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery or courier, on the day delivered, or (y) if by facsimile, (A) if during business hours on a Business Day, on the day on which such facsimile was sent, or (B) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.
     4.6 Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.
[SIGNATURE PAGE FOLLOWS]

(Signature Page)
     IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

J&R MUSIC LLC.

By:	/s/ Chun-Jung Yang
Authorized Representative

By:	/s/ Ya-Tsen Lin

GIGAMEDIA CHINA LIMITED

By:	/s/ Arthur Wang
Name: Arthur Wang
Title: CEO